November 12, 2013

Lexington Realty Trust

One Penn Plaza, Suite 4015
New York, NY 10119

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the issuance of up to $250,000,000 in aggregate principal amount of the Company’s 4.25% Senior Notes due 2023 (the “Exchange Notes”) in exchange for an equivalent aggregate principal amount of the Company’s outstanding 4.25% Senior Notes due 2023 (the “Original Notes” and, together with the Exchange Notes, the “Notes”), covered by the above-referenced Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), as filed by the Company on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Original Notes are, and the Exchange Notes will be, guaranteed by Lepercq Corporate Income Fund L.P., a Delaware limited partnership, and Lepercq Corporate Income Fund II L.P., a Delaware limited partnership.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Registration Statement and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.         The Declaration of Trust of the Company, as amended and supplemented through the date hereof, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.         The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.         A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Lexington Realty Trust

November 12, 2013

5.         The Indenture, dated as of June 10, 2013 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the Notes, as supplemented by the First Supplemental Indenture, dated as of September 30, 2013;

6.         Resolutions of the Board of Trustees of the Company relating to, among other things, (a) the sale and issuance of the Original Notes, (b) the issuance of the Exchange Notes and (c) the Indenture, certified as of the date hereof by an officer of the Company;

7.         A certificate executed by an officer of the Company, dated as of the date hereof; and

8.         Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.         Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.         Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Lexington Realty Trust

November 12, 2013

5.         The Exchange Notes, if and when issued, will have substantially identical terms as the Original Notes and will be issued in exchange therefor as contemplated by the Indenture and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a real estate investment trust duly formed and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The issuance, execution and delivery of the Exchange Notes in exchange for the Original Notes have been duly authorized by all necessary trust action of the Company.

3.         The execution and delivery of the Indenture have been duly authorized by all necessary trust action of the Company. The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Lexington Realty Trust

November 12, 2013

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Paul Hastings LLP, counsel to the Company, may rely on this opinion in connection with any opinions to be delivered by it in connection with the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP